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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Genesis Health Ventures, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-80665), on Form S-8 of Genesis Health Ventures, Inc., of our report dated June 25, 2002 with respect to the statements of net assets available for plan benefits of the Genesis Health Venture, Inc. Retirement Plan (the Plan) as of December 31, 2001 and 2000, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2001 and related schedule, which report appears in the December 31, 2001 Annual Report on Form 11-K of the Plan.


                                  /s/ KPMG LLP


Philadelphia, Pennsylvania
June 28, 2002